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                                                                    Exhibit 10.3



                             AMENDMENT NO. 1 TO THE
                        1997 EMPLOYEE STOCK OPTION PLAN



         The Republic Industries, Inc. 1997 Employee Stock Option Plan is hereby amended effective as of November 4, 1997, to delete Section 9 in its entirety and replace it with the following:

         "9.      OPTION PRICE

                  The purchase price of each share of the Stock subject to an Option shall be not less than 100 percent of the fair market value of a share of the Stock which shall mean either the closing price of a share of the Stock on the business day prior to the date the Option is granted as reported on the New York Stock Exchange, absent manifest error, or a price otherwise fixed by the Board in good faith as the fair market value and stated in an Option Agreement with the Optionee (the "Option Price"); PROVIDED HOWEVER, that in the event that the Optionee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Section 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10 percent), the Option Price of an Option that is intended to be an Incentive Stock Option shall be not less than 110 percent of the fair market value of a share of Stock at the time such Option is granted."